EXHIBIT 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

THE FIRE AND POLICE PENSION	)
FUND, SAN ANTONIO,	)
)
Plaintiff,	)
	)	C.A. No. 10078–VCG
v.	)
)
ROBERT J. STANZIONE, ALEX B. BEST,	)
HARRY L. BOSCO, JAMES A. CHIDDIX,	)
ANDREW T. HELLER, MATTHEW B.	)
KEARNEY, DEBORA J. WILSON,	)
DAVID A. WOODLE, AND WILLIAM H.	)
LAMBERT, and BANK OF AMERICA, N.A.,	)
)
Defendants,	)
)
and	)
)
ARRIS GROUP INC.,	)
)
Nominal Defendant.	)
)

NOTICE OF PROPOSED DISMISSAL OF CLASS

ACTION AND PLAINTIFF’S FEE APPLICATION

TO:	All persons who held shares of Arris Group Inc. common stock at any time during the period from and including March 27, 2013 through October 27, 2014.

The purpose of this Notice is to inform you about developments with respect to the above-captioned action (the “Action”), including the proposed dismissal of the Action, the intention of counsel for The Fire and Police Pension Fund, San Antonio (“Plaintiff”) to make an application for an award of fees and expenses in connection with the Action, and your right to object to the proposed dismissal of the Action and the application for an award to Plaintiff’s counsel of fees and expenses in connection with the Action.

By way of background, on September 3, 2014, Plaintiff filed a putative Verified Class Action and Derivative Complaint (the “Complaint”) in the Delaware Court of Chancery (the “Court”) alleging that (1) nine members of the board of directors of Arris Group Inc. (“Arris” or the “Company”)—Robert J. Stanzione, Alex B. Best, Harry L. Bosco, James A. Chiddix, Andrew T. Heller, Matthew B. Kearney, Debora J. Wilson, David A. Woodle, and William H. Lambert (collectively, the “Individual Defendants” and, together with defendants Bank of America, N.A. (“BANA”) and nominal defendant Arris, the “Defendants”) violated their fiduciary duties by approving and/or maintaining a continuing director provision in a credit agreement between Arris and BANA dated March 27, 2013 (the “Continuing Director Provision” and the “Credit Agreement”); (2) BANA aided and abetted that alleged breach; and (3) the Continuing Director Provision is invalid and unenforceable.

Section 1.01(b) of the Credit Agreement included as a “Change of Control” the circumstance where:

during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors)[.]

Section 8.01(k) of the Credit Agreement treats a Change of Control as an “Event of Default.” If an Event of Default occurs, the Credit Agreement gives BANA the option to accelerate the repayment of the Company’s debt, which currently exceeds $1.5 billion. The Complaint alleges that Sections 1.01(b) and 8.01(k) of the Credit Agreement undermines the Arris stockholder franchise by decreasing the likelihood of proxy challenges to the incumbent Arris board of directors.

On October 27, 2014, the Credit Agreement was amended and the Continuing Director Provision was deleted. Following the deletion of the Continuing Director Provision, counsel for the parties determined that Plaintiff’s claims in the Complaint were moot and agreed to pursue the dismissal of the Action as to all Defendants with prejudice as to Plaintiff and without prejudice as to all other Arris stockholders (the “Proposed Dismissal”). No compensation of any form has passed directly or indirectly from any of the Defendants to the Plaintiff or Plaintiff’s counsel and no promise to give any such compensation has been made in connection with the deletion of the Continuing Director Provision from the Credit Agreement.

On December 11, 2014, the Court entered an Order Establishing the Procedure for Considering the Dismissal of the Litigation and Plaintiff’s Fee Application (the “Procedure Order”). The Procedure Order establishes procedures regarding the Proposed Dismissal and a motion to be filed by Plaintiff’s counsel that seeks an award of attorneys’ fees and expenses to be paid solely by Arris in an amount not to exceed $750,000 based on the October 27, 2014 deletion of the Continuing Director Provision from the Credit Agreement (the “Fee Application”). The parties intend to seek an Order dismissing the Action and resolving the Fee Application in the form attached hereto (the “Final Order”) after the expiration of the objection period, as detailed below.

RIGHT TO OBJECT

If you were a record holder or beneficial owner of Arris common stock at any time during the period from and including March 27, 2013 through October 27, 2014 (the “Relevant Period”), you may object to the Proposed Dismissal or Fee Application, or both. Every objection must be in writing and contain: (i) your name, address, email address, and telephone number; (ii) the number of shares of Arris stock you held during the Relevant Period, together with third-party documentary evidence, such as the most recent account statement, showing such share ownership; and (iii) a detailed statement of your objections and all grounds therefore, including any supporting documents to be considered by the Court. Written objections must be received within forty-five days of the date of this Notice or NO LATER THAN January 26, 2015. All such objections must identify the case number (C.A. No. 10078–VCG) and must be filed with the Court at:

Register in Chancery

34 The Circle

Georgetown, DE 19947

Copies of all such papers also must be sent to the following counsel in the Action:

Joel Friedlander FRIEDLANDER & GORRIS, P.A. 222 Delaware Avenue, Suite 1400 Wilmington, DE 19801	Kevin G. Abrams ABRAMS & BAYLISS LLP 20 Montchanin Road, Suite 200 Wilmington, DE 19807

A hearing will be held before the Court, in the Court of Chancery Courthouse, 34 The Circle, Georgetown, DE 19947, on February 11, 2015, at 1:00 p.m. to consider the Fee Application and any stockholder objection(s) filed in accordance with the procedure outline above. If you do not take the steps described above (or if you make objections and those objections are rejected by the Court), you will be bound by the Final Order, which the Court may enter without further action by the parties or other Arris stockholders following the expiration of the objection period.

BY ORDER OF THE COURT

/s/ Karla Johnson
Register in Chancery

Dated: December 12, 2014